[GRAPHIC SEAL OMITTED]
                                                  UNITED STATES BANKRUPTCY COURT
                                                     WESTERN DISTRICT OF TEXAS

IT IS HEREBY ADJUDGED and DECREED that the below described is SO ORDERED.

Dated: May 18, 2004

                                             /s/    FRANK R. MONROE
                                             ----------------------------------
                                                    FRANK R. MONROE
                                             UNITED STATES BANKRUPTCY JUDGE

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                      IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE WESTERN DISTRICT OF TEXAS
                                 AUSTIN DIVISION


IN RE:                    )
                          )             CASE NO. 03-12387
ECLICKMD, INC.,           )
                          )             CHAPTER 11
DEBTOR                    )


                         ORDER GRANTING MOTION TO MODIFY
                             PLAN AFTER CONFIRMATION
                             -----------------------

         CAME ON for hearing Debtor's Motion to Modify Plan After Confirmation. No party-in-interest had filed an objection or requested a hearing. The Court finds that said Motion should be and hereby is GRANTED.

         IT IS THEREFORE ORDER, ADJUDGED AND DECREED that the Plan is modified as follows:

                  a. Delete Section 6.02, which currently reads as follows:

         6.02 As soon as practical after the Effective Date, the reorganized Debtor shall amend its Articles of Incorporation to change its name to Secure Care, Inc. and to authorize the issuance of 10,000,000 shares of New Common Stock at $0.01 par value. Of such 10,000,000 authorized share of New Common Stock, approximately 5,000,000 shall be issued pursuant to this Joint Plan to Allowed Class 4, Class 5 and Class 6 claimants. The exact number of shares to be issued to the Class 4, Class 5 and Class 6 claimants shall depend on the actual number of Class 6 claimants and shall be calculated as follows: Number of Allowed Class 6 Claims times 100 shares per claim divided by 2.5%.

                           and replace Section 6.02 with:

         6.02 As soon as practical after the Effective Date, the reorganized Debtor shall amend its Articles of Incorporation to change its name to SecureCARE Technologies, Inc. and to authorize the issuance of 15,000,000 chares of New Common Stock at $0.001 par value. Of such 15,000,000 authorized shares of New Common Stock, approximately 7,500,00 shall be issued pursuant to this Joint Plan to Allowed Class 4, Class 5 and Class 6 claimants. The exact number of shares to be issued to Class 4, Class 5 and Class 6 claimants shall depend on the actual number of Class 6 claimants and shall be calculated as follows:
Number of Allowed Class 6 claimants times 150 shares per claim divided by 2.5%.

                  b. Delete Section 6.03, which currently reads as follows:

         6.03 The Distribution Agent as promptly as practical on or after the Distribution Date shall issue shares of the New Common Stock to Allowed Class 4, Class 5 and Class 6 claimants.


                           and replace Section 6.03 with:

         6.03 The Distribution Agent as promptly as practical on or after the date an order approving this Debtor's Motion to Modify Plan After Confirmation becomes final and unappealable shall issue shares of the New Common Stock to Allowed Class 4, Class 5 and Class 6 claimants.

                  c. Delete Section 4.06, which currently reads as follows:

         4.06 Class 6 Claims. All existing equity rights in the Debtor, whether vested or unvested, including the Common Shares of Debtor and the Preferred Shares of Debtor shall be cancelled on the Effective Date. Without regard to the number or percentage of Common Shares held by any given Class 6 Claimant, each Allowed Class 6 Interest holder will receive 100 shares of New Common Stock. Such shares are to be taken from the New Common Stock otherwise distributable to Class 4 Claimants under this Plan and distributed to the Allowed Class 6 Interest holders not later than sixty (60) days after the Distribution Date.

                           and replace Section 4.06 with:

4.06 Class 6 Claims. All existing equity rights in the Debtor, whether vested or unvested, including the Common Shares of Debtor and the Preferred Shares of Debtor shall be cancelled on the Effective Date. Without regard to the number or percentage of Common Shares held by any given Class 6 Claimant, each Allowed Class 6 Interest holder will receive 150 shares of New Common Stock. Such shares are to be taken from the New Common Stock otherwise distributable to Class 4 Claimants under this Plan and distributed to the Allowed Class 6 Interest holders as soon as practical after the date an order approving this Debtor's Motion to Modify Plan After Confirmation becomes final and unappealable.

                  d. Insert a new Section 6.04 at the end of Section 6.03:

6.04. Securities Exemptions under Bankruptcy Code.

a. Pursuant to section 1125(d) of the Bankruptcy Code, the Debtor's transmittal of Plan solicitation packages, its solicitation of acceptances of the Plan and the Debtor's or Gryphon's issuance and distribution of the shares hereunder and any other securities pursuant to the Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale or purchase of securities. Accordingly, the Debtor, the Reorganized Debtor and their respective directors, officers, employees, agents and professionals (acting in such capacity) are entitled to the protection of section 1125(e) of the Bankruptcy Code.

b. Pursuant to section 1145(a)(1) of the Bankruptcy Code, the offering, issuance and distribution of the shares and any other securities issuable pursuant to the Plan (except as otherwise described in the Disclosure Statement) shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. In addition, pursuant to section 1145(a)(2) of the Bankruptcy Code, the offering, issuance and distribution of shares shall be exempted from Section 5 of the Securities Act or any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

c. Pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of the shares and any other securities issuable pursuant to the Plan shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

         IT IS FURTHER ORDERED that except for the above, the Plan as confirmed, including those amendments to the Plan contained in the Order Confirming Plan, remains unchanged.

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